Exhibit 10.1

XERIUM TECHNOLOGIES, INC.

MANAGEMENT INCENTIVE COMPENSATION PROGRAM

This Xerium Technologies, Inc. Management Incentive Compensation (“MIC”) Program contains rules supplemental to those set forth in the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the “EIP”). The MIC provides for the grant of the incentive award opportunities (each, an “Award”) under and subject to the terms of the EIP, which is incorporated herein by reference. In the event of any inconsistency between the MIC and applicable provisions of the EIP, the EIP shall control. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the EIP.

1. Administration; Eligibility; Features of Awards. The MIC shall be administered by the Committee as described in the EIP. The Committee may in its discretion consult with outside advisors or internal Company resources for purposes of making any determinations in connection with its administration of the MIC. Eligibility to participate in the MIC shall be limited to individuals who are selected in accordance with the terms of the EIP to participate in the MIC from among those individuals who are eligible to participate in the EIP (each, a “Participant”). Participation in any Award shall not entitle a Participant to share in any future Awards or in any other future awards of the Company or its subsidiaries. Each Award shall entitle the holder, subject to satisfaction of the performance conditions under the Award (and, to the extent the Award is intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the further limitations of the EIP with respect thereto), to a benefit determined under Section 2 below and Exhibit A (the “Performance-Based Benefit Amount”) that shall be payable in cash or shares of the Company’s Common Stock (“Shares”) in accordance with Exhibit A, subject to tax withholding as described in Section 4 below. The number of Shares deliverable in respect of all or part of an Award shall be determined as described in Section 3 below.

2. Determination of Performance-Based Benefit Amount. The determination of each Participant’s Performance-Based Benefit Amount under an Award for the performance year shall be made in accordance with the provisions of Exhibit A applicable to such Participant for such performance year.

3. Determination of Number of Shares Payable. The number of Shares payable under any Award shall be the quotient determined by dividing (x) by (y), where (x) is that portion of the Total Benefit Amount, if any, payable in Shares and (y) is the average of the per-share closing prices of the Common Stock (adjusted as appropriate to reflect any stock splits, stock dividends or similar events) for the last twenty (20) trading days of the performance year, rounded down to the nearest whole number.

4. Latest Payment Date; Tax Withholding. All payments, if any, under an Award shall be made not later than by March 31 of the calendar year following the performance year. The minimum tax withholding amount with respect to any payments being made in cash shall be withheld from such payments. The minimum tax withholding amount with respect to any payments being made in Shares shall be satisfied by means of share withholding, with such Shares being valued at (i) the last sale price as reported on the NYSE on the trading day immediately preceding the date of payment, or (ii) if such Shares are not quoted on the NYSE at such time, the closing bid and asked prices with respect to such Shares, as furnished by a professional market maker making a market in such Shares selected by the Committee in good faith, or (iii) if no such market maker is available, the fair market value of such Shares as of such day as determined in good faith by the Committee.

5. Intent to be Exempt from Section 162(m). Awards for the 2012 performance year are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code. In the case of any Award for a subsequent performance year that is intended to so qualify, (i) the Exhibit A performance goals with respect to such Award shall be established by the Committee not later than ninety (90) days after the commencement of the performance year (or by such earlier date as is required by Section 1.162-27(e)(2)(i) of the Treasury Regulations), (ii) the Exhibit A performance goals, as so established, shall be consistent with the eligible performance measures, if any, approved by the shareholders of the Company for use in respect of performance awards under the EIP and shall be objectively determinable in compliance with Section 1.162-27(e)(2) of the Treasury Regulations, and (iii) no portion of the Award shall be paid unless and until the Committee has certified (as required by Section 1.162-27(e)(5) of the Treasury Regulations) that the performance goals have been achieved (or, if the performance goals are expressed in terms that admit of varying payout levels for different levels of performance, have been achieved at a level sufficient to support the payment).

6. Nature of Awards. Awards hereunder are intended to qualify as Stock Unit Awards under the EIP, with any cash portion payable pursuant to Section 9(d) of the EIP. The MIC is unfunded and any cash payments by the Company hereunder shall be made from the general assets of the Company.

7. Termination of Employment. No Award shall be payable to or in respect of a Participant, except as the Committee shall otherwise expressly determine, unless the Participant is employed by the Company or a subsidiary on December 31 of the performance year.

8. Availability of Common Stock. If, when Awards become payable in respect of any performance year, the number of shares of Common Stock needed to grant any Shares under the Awards exceeds the number of shares then available under the EIP, the Shares shall be delivered when the shareholders approve an increase in the number of shares available under the EIP. If the shareholders do not approve such an increase so that all or part of the Shares are not delivered, the Company will pay out the value of any Shares that were not delivered in cash and determine their value by reversing the calculation under Section 3 above used to determine the number of such Shares.

9. Treatment of Awards Upon a Change of Control. If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliated Person of any such Person or member of such group) (each of (a), (b) or (c) a “Change of Control”); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliated Person of any such Person or any member of such group), then, unless the Committee provides for the continuation or assumption of Awards or for the grant of new awards in substitution therefor (which substitute awards, if any, may be payable in cash or other property or a combination thereof) by the surviving entity or acquiror, in each case on such terms and subject to such conditions as the Committee may determine, with respect to each Award not so assumed or continued:

(a) In the event such transaction occurs on or after the close of the performance year with respect to the Award, the Committee shall determine, acting in its sole and reasonable discretion, prior to the occurrence of the transaction, the extent to which the applicable performance metrics specified in Exhibit A have been satisfied. If financial statements or other relevant data are not available prior to the time of such determination, the Committee shall make such determination based upon the financial information and data then available to the Company.

(b) In the event such transaction occurs prior to the close of the performance year with respect to the Award, the applicable performance metrics specified in Exhibit A shall be determined as follows: (i) the performance year shall be deemed to end on the effective date of such transaction; and (ii) the extent to which the applicable performance metrics specified in Exhibit A for the shortened performance year described in clause (i) above have been achieved shall be determined by the Committee based upon the financial information available to the Company (it being understood that the Committee may, to the extent it deems necessary, extrapolate performance through the effective date of the transaction based upon available data); (iii) the performance determined pursuant to clause (ii) shall then be adjusted by multiplying it by fraction, the numerator of which is the number of days in the shortened performance year and the denominator of which is 365, and the performance as so adjusted shall be the basis for determining the Performance-Based Benefit Amount with respect to the Award, subject to proration in accordance with Section 9(c) below.

(c) If subsection (b) above applies, the Performance-Based Benefit Amount initially determined under subsection (b) with respect to an Award shall be prorated by multiplying such initially determined amount by a fraction, the numerator of which is the number of days in the shortened performance year and the denominator of which is 365.

For purposes of this Section 9, “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group, and “Affiliated Person” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person.

10. Clawback. If a participant receives an Award payout under the MIC based on financial statements that are subsequently required to be restated in a way that would decrease the amount of the Award to which the Participant was entitled, the Participant will refund to the Company the difference between what the Participant received and what the Participant should have received; provided that no refund will be required for Awards paid more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

11. Amendment. The Committee may amend the MIC at any time and from time to time, and may terminate the MIC, in each case subject only to such limitations, if any, as the EIP may impose.

12. 409A. This MIC and the Awards granted thereunder shall be construed and administered consistent with the intent that they at all times be in compliance with or exempt from the requirements of Section 409A of the Code and the regulations promulgated thereunder.

XERIUM TECHNOLOGIES, INC.

MANAGEMENT INCENTIVE COMPENSATION PROGRAM

Exhibit A (Applicable to 2012 Performance Year)

There is one type of Award under the MIC for the 2012 performance year. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with U.S. generally accepted accounting principles (“GAAP”).

Awards

i.	Metric

One measure of performance will be used in determining the Performance-Based Benefit Amount, if any, under an Award: Xerium 2012 Bank Adjusted EBITDA.

The “Bank Adjusted EBITDA” means “Adjusted EBITDA,” as such term is defined in the Credit and Guaranty Agreement (the “Credit Agreement”), dated as of May 26, 2011, entered into by and among the Company, certain subsidiaries of the Company, Citibank N.A., as administrative agent, and other agents and banks party thereto, as in effect for Xerium Technologies, Inc. for the year ended December 31, 2012. The Committee shall determine a minimum, budget, target and maximum Bank Adjusted EBITDA metric as set forth below.

ii.	Currency Adjustments

The final Bank Adjusted EBITDA will be adjusted at the end of the year to reflect currency fluctuations relative to the US$ in all markets. Any adjustments made will be based on the following budgeted rates:

Foreign Exchange Rates
ARS	$0.2323
AUD	$1.0250
BRL	$0.5367
CAD	$0.9833
CHF	$1.0665
CNY	$0.1589
EUR	$1.2972
GBP	$1.5535
JPY	$0.01299
MXN	$0.07166
SEK	$0.14543
VND	$0.00047

iii.	Target

The minimum, budget, target and maximum thresholds of Bank Adjusted EBITDA for 2012 are as shall be determined by the Committee in accordance with the Company’s 2012 budgeted Adjusted EBITDA; provided, however, that the amounts may be adjusted by the Committee after the initial determination of the amounts to reflect any material change of circumstance, including without limitation, the acquisition or disposition of any business by the Company or any of its subsidiaries.

iv.	Determination of Performance-Based Benefit Amount

The Performance-Based Benefit Amount payable with respect to an Award shall be the amount determined as follows.

(1)	Adjusted EBITDA

“X” below refers to the portion of the target award for a Participant under an Award.

The Performance-Based Benefit Amount payable with respect to an Award shall be determined as follows:

Metric below minimum = no payment

Metric at or above minimum = .20X

Metric at budget: bonus = .90X

Metric at target: bonus = X

Metric at maximum or above: bonus = 2X

The amount payable between the levels of Bank Adjusted EBITDA identified above shall be determined on the basis of straight line interpolation between points.

The Performance-Based Benefit Amount payable with respect to an Award shall in all cases be capped at two times a Participant’s target award (2X).

v.	Payout

The Performance-Based Benefit Amount with respect to an Award shall be payable to a Participant in the following manner:

50% Cash

50% Shares